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                                                                [SWAPSWIRE LOGO]


For immediate release                                              10 April 2000

LEADING DERIVATIVE DEALERS ANNOUNCE SWAPSWIRE - A PIONEERING INTEREST RATE DERIVATIVES ELECTRONIC DEALING NETWORK

Six of the leading derivative dealers announced their plans to form a network and protocol for on-line trading and negotiation of interest rate derivative transactions. The six institutions have signed a letter of intent and expect, subject to regulatory and other applicable approvals, to form a joint venture in which each party will have an equal interest.

Chase Manhattan Bank, Citigroup, Deutsche Bank, J.P. Morgan, Morgan Stanley Dean Witter and Warburg Dillon Read (a division of UBS AG) intend to create a joint venture called SwapsWire, dedicated to developing the electronic trading of interest rate derivatives. The founding members will work with market participants in the development of the network to promote its adoption as an industry standard. The founding members anticipate that their sponsorship will facilitate the successful implementation of this new way of doing business for the interest rate derivatives market. The new system will initially be aimed at professional dealers in benchmark swaps but will look to expand its services to cover all participants in the interest rate derivatives market, including end-user clients.

SwapsWire is expected to become the leading communication and trading infrastructure for the interest rate derivative community and to enable participants to:

- Trade benchmark swaps, and other interest rate derivatives, on-line, with the costs and efficiency of electronic dealing, and the benefits of Over The Counter (OTC) private negotiation;

- Securely view indicative or live prices, indications of interest, and full details of executed transactions in a standard format ;

- Transfer deal information swiftly and securely between counterparties in a standard format.

SwapsWire plans to provide the following benefits for participants:

-      Adoption of industry wide standard protocols;

-      Straight through processing for the interest rate derivative markets;

- Substantial cost savings from replacing the current labour intensive, non standard, and manual settlement process;

-      Replacement of paper documentation with electronic equivalents;

-      Flexibility to choose services according to needs.

The system is due to be tested towards the end of this year in the US$ and Euro interest rate swap markets among the founding members and will be more widely distributed in Q1 2001.


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A SPOKESPERSON FOR THE FOUNDING MEMBERS COMMENTED:

"SwapsWire is a pioneering dealer sponsored initiative to allow interest rate derivatives to be traded electronically and bring to the industry the efficiency benefits associated with on-line dealing. SwapsWire is intended to allow for the trading of interest rate derivatives electronically, to promote the adoption of standard protocols in our industry, and, ultimately, to lead to straight through processing. We plan to work with all market participants to encourage widespread use of the system. SwapsWire will be committed to spreading the value of the system as widely as possible, and our clients will be an important focus of our plans."

Press  enquiries: contact Michael Webster, Brunswick Group on 0207 325 4056

Further details of SwapsWire are available online at www.swapswire.com.

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NOTES TO EDITORS
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CHASE MANHATTAN

The Chase Manhattan Corporation (www.chase.com) is a premier global financial services firm with assets in excess of $400 billion. Chase combines the best of commercial and investment banking, offers world-class information and transaction processing services, and has a leading U.S. consumer franchise that serves 32 million customers. Through its newly formed business unit Chase.com, Chase is successfully creating innovative business models for the New Economy. Chase, with offices in more than 45 countries, has a presence in all of the principal centers around the world.

CITIGROUP

Citigroup's Global Corporate and Investment Bank brings together the world's most global corporate bank, Citibank, with a leading global investment bank, Salomon Smith Barney, to provide complete financial solutions to corporations, governments, institutions and individuals in 100 countries. Award-winning businesses include corporate and investment banking services, investment advice, financial planning and commercial insurance products. Additional information on Citigroup (NYSE: C) can be found at www.citigroup.com.

THE DEUTSCHE BANK GROUP

The Deutsche Bank Group, headquartered in Frankfurt, Germany, is the world's largest financial services group with total assets exceeding EUR800bn. The Group is represented in 68 countries and employs more than 90,000 people.




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The Bank is split into five business divisions - Global Corporates and
Institutions, Asset Management, Global Technology and Services, Corporates and Real Estate, and Retail and Private Banking.

The Global Corporates and Institutions division (GCI) is the wholesale banking arm of the Deutsche Bank Group. It provides an integrated investment and commercial banking service to the world's leading companies and financial institutions. The GCI division aims to provide clients with sophisticated financial solutions to their business requirements by combining the bank's unrivalled balance sheet with world-class capital markets, corporate advisory and strategic risk management capabilities.

J.P. MORGAN

J.P. Morgan is a leading global financial services firm that meets the critical financial needs of business enterprises, governments and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. It also commits its own capital to promising enterprises and invests and trades to capture market opportunities. The firm's web address is www.jpmorgan.com.

MORGAN STANLEY DEAN WITTER

Morgan Stanley Dean Witter & Co. is a preeminent global financial services company and a market leader in securities, asset management, and credit services. The company's top-ranked research, along with world-class product origination, asset management and other extensive resources, create a unique combination of capabilities that provide both individual and institutional clients with access to the most comprehensive array of high-quality products and services in the financial services industry today. The company has offices in New York, London, Tokyo, Hong Kong and other principal financial centers around the world and has 488 branch offices serving individual investors throughout the United States.

WARBURG DILLON READ

Warburg Dillon Read (WDR) is the investment banking division of UBS AG, one of the largest financial services companies in the world. WDR provides investment banking services to corporate, institutional and sovereign clients worldwide. It was created in the summer of 1998, the product of the merged investment banking businesses of Union Bank of Switzerland and Swiss Bank Corporation. Headquartered in London, WDR employs more than 13,000 people around the world.

http://www.wdr.com